Exhibit 10.3

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”) is made and entered into as of February 4, 2019 by and among Papa John’s International, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard are parties to that certain Securities Purchase Agreement, dated as of February 3, 2019 (the “Purchase Agreement”), and Registration Rights Agreement, dated as of February 4, 2019 (collectively with the Purchase Agreement, the “Investment Agreements”), pursuant to which Starboard (i) has become the holder of 200,000 shares of Series B Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred Shares”) and (ii) has the option to acquire an additional 50,000 Series B Preferred Shares (subject to certain limitations) on or prior to March 30, 2019; and

WHEREAS, in connection with the investment contemplated by the Investment Agreements, the Company and Starboard have determined to come to an agreement with respect to certain governance matters, including the composition of the Board of Directors of the Company (the “Board”), the composition of certain committees of the Board, and the position of Chairman of the Board, as well as certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Board Appointments and Related Agreements.

(a)                                 Board Appointments

(i)                                     The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (A) increase the size of the Board from six (6) to nine (9) directors and (B) appoint the following individuals to the Board: (1) subject to their satisfaction of the Independent Director Criteria (other than clause (d) thereof in respect of the Starboard Appointee) and submission of the documentation to the Company required by Section 1(c)(iv) (solely in respect of the Starboard Appointee), Jeffrey C. Smith (the “Starboard Appointee”) and Anthony M. Sanfilippo (the “Independent Appointee” and together with the Starboard Appointee, the “Appointed Directors”) and (2) the Company’s Chief Executive Officer, Steve M. Ritchie.

(ii)                                  Promptly following the execution of this Agreement, so long as a Resignation Event (as defined below) has not occurred, the Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Smith as Chairman of the Board.

(iii)                               The Company agrees that, so long as a Resignation Event has not occurred, promptly following the execution of this Agreement, the Nominating Committee (as defined below) shall, subject to such persons agreeing to serve as directors of the Company, together through consultation with the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”), identify and select at least one (1) and no more than two (2) additional director candidates (the “Additional Independent Appointees” and, together with the Appointed Directors, the “New Appointees”), who (a) have business, restaurant, marketing, technology, accounting, finance and/or other relevant experiences or expertise, (b) are reasonably acceptable to the Nominating Committee, the Board and Chairman of the Board, (c) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, (d) are independent of Starboard (for the avoidance of doubt, the nomination by Starboard of a person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any employee, director, partner or affiliate of Starboard (whether past or present) would not be deemed independent of Starboard) (“Independent of Starboard”), (e) have provided the items that would be required of an Appointed Director pursuant to Section 1(c)(v) and (f) do not have a conflict of interest with the Company (clauses (a)-(f), the “Independent Director Criteria”), to recommend for appointment as directors of the Company.  Upon the nomination of any Additional Independent Appointees by the Nominating Committee, the Board shall promptly determine whether such nominee is reasonably acceptable to the Board, and if such nomination is approved by the Board, the Board shall take all necessary actions to promptly appoint the Additional Independent Appointees as directors of the Company following the recommendation of the Nominating Committee.

(iv)                              The Company agrees that, so long as a Resignation Event has not occurred, subject to their continued satisfaction of the Independent Director Criteria (other than clause (d) thereof in respect of the Starboard Appointee (or a Replacement Director thereof)), (i) the Board shall nominate, along with its other nominees, the following individuals for election to the Board at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) for terms expiring at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”): the Starboard Appointee (or any Replacement Director thereof) and the Independent Appointee (or any Replacement Director thereof), and, if one or both of the Additional Independent Appointees have been appointed to the Board, then such Additional Independent Appointee(s), and (ii) the Company shall recommend, support and solicit proxies for the election of the Starboard Appointee (or any Replacement Director thereof) and the Independent Appointee (or any Replacement Director thereof), and, if applicable, each Additional Independent Appointee, at the 2019 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of any continuing director.

(v)                                 If any Appointed Director (or any Replacement Director thereof) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period, and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) in the aggregate at least (i) 89,264 Series B Preferred Shares or (ii) the lesser of 5.0% of the Company’s then-outstanding Common Stock (on an as-converted basis, if applicable) and 1,783,141 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), so long as no Resignation Event has occurred, Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a)(v) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”).  Any Replacement Director must (A) satisfy the Independent Director Criteria (other than clause (d) thereof in respect of any Replacement Director of the Starboard Appointee (or a Replacement Director thereof)) and (B) submit the documentation to the Company required by Section 1(c)(iv) (solely in respect of any Replacement Director who is replacing the Starboard Appointee (or any Replacement Director thereof) and who is not Independent of Starboard). Any Replacement Director who is replacing the Starboard Appointee (or any Replacement Director thereof) and who is a partner or senior employee of Starboard that has relevant business and financial experience will be deemed reasonably acceptable to the Nominating Committee and the Board and, subject to meeting the other Independent Director Criteria (other than clause (d) thereof) and submission of the documentation to the Company required by Section 1(c)(iv) will be approved and appointed to the Board in accordance with the process specified in this Section 1(a)(v) so long as no Resignation Event has occurred. The Nominating Committee shall make its determination and recommendation regarding whether a Replacement Director meets the applicable Independent Director Criteria within five (5) business days after the later of the date that (1) such nominee has submitted to the Company the documentation required by Sections 1(c)(iv) (solely in respect of any Replacement Director who is replacing the Starboard Appointee (or any Replacement Director thereof) and who is not Independent of Starboard) and Section 1(c)(v) and (2) representatives of the Board have conducted customary interview(s) of such nominee, as the Board may, in its sole discretion, determine is necessary. The Board shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(v) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days following the submission by such nominee of all completed documentation required by this Section 1(a)(v) and any additional documentation required by Sections 1(c)(iv) (if applicable) and (v). In the event the Nominating Committee does not accept a person recommended by Starboard as the Replacement Director, Starboard shall have the right to recommend additional substitute person(s), so long as no Resignation Event has occurred, whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above and satisfaction of the Independent Director Criteria and submission of the relevant documentation. Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(v), the Parties shall continue to follow the procedures of this Section 1(a)(v) until a Replacement Director is elected to the Board, so long as no Resignation Event has occurred. Subject to Section 1(a)(iv), any Replacement Director designated pursuant to this Section 1(a)(v) replacing an Appointed Director prior to the mailing of the Company’s definitive proxy statement for the 2019 Annual Meeting shall stand for election at such meeting together with the Company’s other nominees.  Subject to Nasdaq Stock Market rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation. Subject to Nasdaq Stock Market rules and applicable law and so long as a Resignation Event has not occurred, until such time as any Replacement Director is appointed to any applicable committee, the other Appointed Director (as designated by Starboard) will be provided the opportunity to serve as an interim member of such applicable committee.

(vi)                              During the period commencing with the date of this Agreement through the date of the 2019 Annual Meeting, so long as no Resignation Event has occurred, the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is no more than eleven (11) directors, unless Starboard consents in writing to any proposal to increase the size of the Board or stockholders of the Company take such actions to increase the size of the Board.  During the period commencing with the conclusion of the 2019 Annual Meeting through the expiration of the Standstill Period, so long as no Resignation Event has occurred, the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is no more than twelve (12) directors, unless Starboard consents in writing to any proposal to increase the size of the Board or stockholders of the Company take such actions to increase the size of the Board.

(b)                                 Board Committees.

(i)                                     Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions (including any necessary appointments) such that Mr. Sanfilippo shall be a member of the Compensation Committee of the Board, the Nomination Committee and the Special Committee of the Board (the “Special Committee”) and Mr. Smith shall be a member of the Special Committee of the Board.  Mr. Sanfilippo shall be permitted to continue to serve on such committees, to the extent such committees remain in existence, for the duration of the Standstill Period, provided that he remains a member of the Board and qualified to serve on such committees.  So long as no Resignation Event has occurred, Mr. Smith shall be permitted to continue to serve on the Special Committee, to the extent such committee remains in existence, for the duration of the Standstill Period, provided that he remains a member of the Board and qualified to serve on such committee.

(ii)                                  So long as no Resignation Event has occurred, the Board shall give each New Appointee, as applicable, the same due consideration for membership to any committee of the Board as any other independent director. The remaining members of each Board committee shall be selected such that each committee includes directors whose skill sets and expertise are relevant to such committee.

(c)                                  Additional Agreements.

(i)                                     Starboard shall comply, and shall cause each of its controlled Affiliates and Associates and the Starboard Appointee (or any Replacement Director thereof who is not Independent of Starboard) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any Affiliate or Associate or the Starboard Appointee (or any Replacement Director thereof who is not Independent of Starboard).  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in

Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                                  During the Standstill Period, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders.  Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii)                               During the Standstill Period, Starboard shall appear in person or by proxy at each annual meeting of the Company’s stockholders and vote all Series B Preferred Shares and shares of Common Stock beneficially owned by Starboard at such meeting (A) in favor of all of the Company’s nominees, including any continuing director, (B) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ended December 31, 2019 (and, with respect to any future year during the Standstill Period, any other independent auditor as the Board may recommend for the applicable fiscal year)), (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such annual meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” or any other Company proposal or stockholder proposal presented at any annual meeting of the Company’s stockholders held during the Standstill Period (other than proposals relating to the nomination or election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.  Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s stockholders during the Standstill Period and vote and consent in any consent solicitation all Series B Preferred Shares and shares of Common Stock beneficially owned by Starboard at such meeting or in such consent solicitation in accordance with the Board’s recommendation on any Company proposal or stockholder proposal or nomination, including, without limitation, relating to the appointment, election or removal of director(s).    Nothing in this Section 1(c)(iii) shall be deemed to prevent, or in any manner limit, Starboard’s ability to vote all Series B Preferred Shares and shares of Common Stock beneficially owned by Starboard in any manner that it sees fit with respect to any Extraordinary Transaction (as defined below) that may be presented for stockholder approval during the Standstill Period.

(iv)                              As a condition to the Starboard Appointee’s appointment to the Board, Starboard hereby represents that the Starboard Appointee has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which the Starboard Appointee shall resign from the Board and all applicable committees thereof effective automatically and immediately if (A) Starboard fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement or (B) Starboard, its Affiliates or Associates or any Starboard Appointee who is not Independent of Starboard materially breaches the terms of this Agreement (including any breach of Section 2) (clauses (A)-(B), regardless of actual resignation, the “Resignation Events”).  With respect to any Replacement Director who is not Independent of Starboard who replaces the Starboard Appointee (including successive Replacement Directors), as a condition to such Replacement Director’s appointment to the Board, Starboard shall cause such Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Replacement Director shall resign from the Board and all applicable committees thereof effective automatically and immediately upon the occurrence of any Resignation Event at any time following the date of such person’s appointment to the Board. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.  For the avoidance of doubt, Starboard shall have no rights under Sections 1 or 2 if any Resignation Event has occurred.

(v)                                 Starboard acknowledges that, prior to the date of this Agreement, each Appointed Director and prior to any appointment, each Replacement Director, is required to (A) submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check and certain other agreements required by the Company in connection with the appointment or election of new Board members), (B) upon request from the Nominating Committee, participate in customary interviews by representatives of the Board; (C) deliver to the Company an executed consent of the Appointed Director (or Replacement Director, as applicable) to serve as a director if appointed pursuant to the terms hereof and to be included in the proxy statement or other filings under applicable law or stock exchange rules or listing standards; and (D) submit to the Company any other information required (1) to be or customarily disclosed for all applicable directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards and (2) in connection with assessing eligibility, independence and other criteria applicable to all directors or satisfying compliance and legal obligations applicable to all independent directors.

(vi)                              Starboard has not, directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate any New Appointee (or Replacement Director, as applicable) who is Independent of Starboard for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its Affiliates or its securities or any other consideration with respect to service on other governing bodies at the direction of Starboard.

(vii)                           Starboard and the Starboard Appointee agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the Starboard Appointee (or any Replacement Director of the Starboard Appointee who is not Independent of Starboard) from any Board or committee or subcommittee meeting or portion thereof (A) at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (1) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement or any of the Investment Agreements or the

Certificate of Designation with respect to the Series B Preferred Shares (the “Certificate of Designation”), (2) any action or proposed transaction that would trigger any provision of the Certificate of Designation in which the holders of the Series B Preferred Shares have a right different from a right of the holders of Common Stock, (3) any action taken (i) in respect of or (ii) in response to actions taken or proposed by Starboard or its Affiliates, in each case, with respect to the Company or its Affiliates, or (4) any proposed transaction between the Company and Starboard or its Affiliates, and (B) to the extent necessary to avoid any potential or actual conflict of interest or when not doing so would otherwise be inconsistent with the Board’s fiduciary duties.  Notwithstanding anything to the contrary herein, Starboard agrees that the Board or any committee thereof may form a committee or subcommittee of the Board excluding the Starboard Appointee to address any situation involving clauses (A)(1) through (A)(4) and (B) above.  If the Chairman of the Board or the chairman of any committee is recused from any Board or committee or subcommittee meeting or portion thereof, the other directors on the Board, committee or subcommittee, as applicable, shall designate another such member to fulfill the duties of chairman for that meeting.

(viii)                        If Mr. Smith is removed as Chairman of the Board during the Standstill Period for any reason other than due to the occurrence of a Resignation Event or his resignation as Chairman of the Board or as a director of the Company, Starboard shall have the right to terminate the Standstill Period.

2.                                      Standstill Provisions.

(a)                                 Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) days prior to the deadline for the submission of stockholder nominations for the 2020 Annual Meeting pursuant to the Company’s Amended & Restated Certificate of Incorporation or (y) the date that is one hundred (100) days prior to the first anniversary of the 2019 Annual Meeting (and as may be extended as a result of the exercise of the Continuation Option, the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates and the Starboard Appointee (and any Replacement Director thereof who is not Independent of Starboard) not to, in each case directly or indirectly, in any manner:

(i)                                     engage, directly or indirectly, in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)                                  form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of the Company’s common stock or any other class or series of stock of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)                               deposit any shares of Common Stock, Series B Preferred Shares or any other securities of the Company in any voting trust or subject any shares of Common Stock or any other securities of the Company to any arrangement or agreement with respect to the voting of any shares of Common Stock, Series B Preferred Shares or any other securities of the Company (including by granting any proxy, consent or other authority to vote), other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)                              seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting, or any subsequent annual meeting of stockholders to the extent Starboard has exercised the Continuation Option, so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)                                 (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any action by written consent of stockholders or referendum of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, scheme of arrangement, takeover, tender or exchange offer, acquisition, recapitalization, restructuring, disposition or other business combination or extraordinary transaction (each, an “Extraordinary Transaction”) involving the Company and/or its Affiliates, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any Extraordinary Transaction with respect to the Company prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders or act by written consent;

(vi)                              seek, alone or in concert with others, representation on the Board or removal of any member of the Board, except as specifically permitted in Section 1;

(vii)                           advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or in connection with any consent solicitation, except in accordance with Section 1; or

(viii)                        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)                                 Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the shares of the Company’s common stock or any other class or series of stock of the Company, including the Series B Preferred Shares, that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(c)(iii)).

(c)                                  During the period beginning fifteen (15) days prior to the expiration of the Standstill Period and ending at 11:59 PM ET on the day that is three (3) business days prior to the expiration of the Standstill Period (the “Continuation Deadline”), Starboard may, at its sole discretion and so long as no Resignation Event has occurred (the “Continuation Option”), provide written notice (the “Continuation Notice”) to the Company of Starboard’s determination to continue the Standstill Period for all purposes of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Second Proximate Annual Meeting of Stockholders pursuant to the Company’s Amended and Restated Certificate of Incorporation or (y) the date that is one hundred (100) days prior to the first anniversary of the Next Proximate Annual Meeting; provided, however, the Continuation Option shall only be exercisable by Starboard twice (prior to the expiration of the Standstill Period prior to the 2020 Annual Meeting of Stockholders and, assuming the Continuation Option was exercised prior to the expiration of the Standstill Period prior to the 2020 Annual Meeting of Stockholders, prior to the expiration of the Standstill Period prior to the 2021 Annual Meeting of Stockholders) and such Continuation Option shall thereafter terminate. If Starboard provides a Continuation Notice, then the Standstill Period shall be automatically extended as set forth in the previous sentence of this Section 2(c), and, subject to their consent to serve and the other requirements set forth in Sections 1(a)(v), 1(c)(iv) and 1(c)(v) and so long as no Resignation Event has occurred, the Board and all applicable committees of the Board shall take all necessary actions to nominate the Appointed Directors (or any Replacement Director(s), as applicable) for election as directors at the Next Proximate Annual Meeting and recommend, support and solicit proxies for the election of the Appointed Directors (or any Replacement Director(s), as applicable) at the Next Proximate Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of all other directors.  For the avoidance of doubt, Starboard shall be permitted to exercise a Continuation Option prior to the applicable Continuation Deadline, as set forth under this Section 2(c), in connection with the Next Proximate Annual Meeting, so long as no Resignation Event has occurred.  In the event that Starboard does not exercise the Continuation Option prior to the applicable Continuation Deadline, the Standstill Period shall expire pursuant to Section 2(a) and no further Continuation Option shall be available. For purposes of this Agreement, “Next Proximate Annual Meeting” shall mean the next upcoming annual meeting of stockholders (i.e. the 2020 Annual Meeting of Stockholders in respect of the initial Continuation Option and the 2021 Annual Meeting of Stockholders in respect of the second Continuation Option); and “Second Proximate Annual Meeting” shall mean the next upcoming annual meeting of stockholders after the Next Proximate Annual Meeting (i.e. the 2021 Annual Meeting of Stockholders in respect of the initial Continuation Option and the 2022 Annual Meeting of Stockholders in respect of the second Continuation Option).

(d)                                 Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by an Appointed Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.                                      Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to the Board appointing any New Appointees as directors pursuant to this Agreement, the Board is composed of six (6) directors and that there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.  Notwithstanding anything to the contrary in this Agreement or any Investment Agreement, none of the Company, any of its affiliates or any other person on behalf of the Company or otherwise makes or has made any representation or warranty in respect of any member of the Founder Group (as defined in the Purchase Agreement) in any capacity.  Notwithstanding anything to the contrary in this Agreement or any Investment Agreement, with respect to the Company and Starboard, the term “Affiliate” shall not include (i) any member of the Founder Group or (ii) any franchisee.

4.                                      Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard beneficially owns 1,000 shares of Common Stock before giving effect to the transactions contemplated by the Investment Agreements and the issuance of the Series B Preferred Shares to Starboard pursuant thereto, and (f) as of the date hereof, and except as set forth in clause (e) above or in the Investment Agreements, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.                                      Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor Starboard nor the Appointed Directors (or Replacement Directors, as applicable) shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.                                      Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.                                      Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) in accordance with the terms of the Purchase Agreement.

8.                                      Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                      Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Papa John’s International, Inc.

2002 Papa John’s Boulevard

Louisville, Kentucky 40299-2367

Telephone:                                   (502) 261-7272

Facsimile:                                         (502) 261-4705

Attention:                                         Caroline Oyler, Senior Vice President, Chief Legal and Risk Officer

E-mail:                                                        Caroline_Oyler@papajohns.com

with a copy (for informational purposes only) to both:

Hogan Lovells US LLP
Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004
Telephone:                                   (202) 637-5600

Facsimile:                                         (202) 637-5910

Attention:                                         John Beckman, Esq.

E-mail:                                                        john.beckman@hoganlovells.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-674
Telephone:                                   (212) 872-1059

Facsimile:                                         (212) 872-1002

Attention:                                         Daniel Fisher, Esq.

Gerald Brant, Esq.

E-mail:                                                        dfisher@akingump.com

gbrant@akingump.com

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:                       Jeffrey C. Smith
Facsimile:                       (212) 845-7989
Email: jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:                       Steve Wolosky, Esq.

Andrew Freedman, Esq.
Facsimile:                       (212) 451-2222
Email:                                          swolosky@olshanlaw.com

afreedman@olshanlaw.com

10.                               Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of

Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto agrees that notice to such Party provided in accordance with Section 9 hereof shall constitute effective service of process in any such action or proceeding.

11.                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.                               Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12 (it being understood that no member of the Founder Group shall be deemed an affiliate, officer or director of the Company for purposes of this Section 12), neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any future or current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any future or current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), franchisees, employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, if the Starboard Appointee is not Independent of Starboard, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard Appointee that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, franchisees, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply) except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13.                               Confidentiality.

The parties shall enter into the confidentiality agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”).

14.                               Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement, together with the Investment Agreements, the Confidentiality Agreement, the Original NDA (as defined in the Confidentiality Agreement) and the other Transaction Documents (as defined in the Purchase Agreement) contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or as expressly set forth in any of the Investment Agreements, the Confidentiality Agreement, the Original NDA (as defined in the Confidentiality Agreement) or any of the other Transaction Documents (as defined in the Purchase Agreement).  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard and the consent of the Special Committee.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Special Committee (or, if the Special Committee has been disbanded, the Board), and with respect to the Company, the prior written consent of Starboard. For the avoidance of doubt, Starboard’s rights hereunder are not saleable, transferable or assignable in connection with any sale, transfer or assignment of the Series B Preferred Shares or Conversion Shares (as defined in the Purchase Agreement). This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.  This Agreement shall terminate at the end of the Standstill Period (as extended hereunder), except provisions of Sections 6 through 10 and Sections 133 through 15, which shall survive such termination.  Each party agrees that, if the Special Committee is dissolved or otherwise ceases to exist for any reason, all applicable references herein to the Special Committee (other than references to prior actions of the Special Committee or references to the Special Committee set forth in Section 1(b)) shall be deemed references to the Board, mutatis mutandis, and the provisions of this Agreement applicable to the Special Committee (other than references to prior actions of the Committee or references to the Special Committee set forth in Section 1(b)) shall apply to the same extent to the Board, mutatis mutandis.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Steve M. Ritchie
	Name:	Steve M. Ritchie
	Title:	President and Chief Executive Officer

[Signature Page to Governance Agreement]

STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By: Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP, its general partner

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD VALUE R LP

By: Starboard Value R GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE L LP
STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

JEFFREY C. SMITH
PETER A. FELD

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Individually and as Attorney-in-Fact for Peter A. Feld

[Signature Page to Governance Agreement]